Exhibit 10.40
DATED                     2007
BGI (UK) LIMITED
and
BOOKSHOP ACQUISITIONS LIMITED

DEED OF TAX COVENANT

Baker & McKenzie LLP
London
Ref: AFC/JS/HXB

Schedule

SCHEDULE 1
The Companies	16

THIS DEED OF TAX COVENANT is made this           day of           2007
BETWEEN:
(1)	BGI (UK) LIMITED a company incorporated under the laws of England and Wales with registered number 3434022 and having its registered office at 100 New Bridge Street, London EC4V 6JA (the “Covenantor”); and

(2)	BOOKSHOP ACQUISITIONS LIMITED a company incorporated under the laws of England and Wales with registered number 6301376 and having its registered office at 32 Bedford Row, London, WC1R 4HE (the “Purchaser”).
WHEREAS:
This Deed of Covenant is entered into pursuant to the terms and conditions of the share sale and purchase agreement of even date herewith (the “Agreement”) pursuant to which the Covenantor agreed to sell the entire issued share capital of Borders UK Limited and procure the sale of Borders Books Ireland Limited to the Purchaser.
NOW THIS DEED WITNESSES as follows:
1.	DEFINITIONS AND INTERPRETATION.

1.1	Words and expressions which are defined in the Agreement but which are not defined in this Deed shall have the meanings set out in the Agreement.

1.2	In this Deed unless the context otherwise requires:

“Company” means each, any or all of the companies whose respective names, registered numbers and registered offices are set out in schedule 1 as the context shall require;

“Covenantor Associate” means:
(a)	the Covenantor;

(b)	any company or person (other than the Company) that may be treated for the purposes of any Taxation at any time (whether before, on or after Completion) as being either a member of the same group of companies as the Covenantor or otherwise associated with the Covenantor; and

(c)	any company or person (other than the Company) that may be treated for the purposes of any Taxation as being at any time prior to Completion either a member of the same group of companies as the Company or otherwise associated with the Company;
“Dispute” means any Tax Claim where conduct is delegated to the Covenantor pursuant to clause 9.2 of this Deed or where the Company is requested to take any action pursuant to clause 9.3 of this Deed;
“Event” means any transaction (including the execution and completion of the Agreement), payment, event, act, or omission whatsoever, and reference to an Event occurring on or before a particular date shall include an Event or Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;
“Group Relief” means any Relief eligible for surrender or transfer by one company to another as a result of those companies forming a group for Tax purposes including (without limitation):

(a)	relief surrendered or claimed pursuant to Chapter IV Part X Taxes Act (Group relief); and/or

(b)	the surrender or transfer of a Tax refund under the provisions of Section 102 FA 1989 (Surrender of company tax refund etc within a group);
“Group Reallocation” means:
(a)	the notional transfer of any asset in accordance with section 171A of the TCGA; and/or

(b)	the reallocation of any gain or loss accruing under section 179 of the TCGA in accordance with section 179A of the TCGA; and/or

(c)	the reallocation of a degrouping charge pursuant to paragraph 66 of Schedule 29 to the Finance Act 2002; and/or

(d)	the rollover of any gain or loss accruing under section 179 of the TCGA in accordance with section 179B of the TCGA; and/or the rollover of any gain or loss pursuant to section 175 of the TCGA;
“Independent Accountant” means an independent firm of Chartered Accountants appointed by agreement between the Covenantor and the Purchaser, or, if the parties are unable to agree, an independent firm of Chartered Accountants nominated by the President for the time being of the Institute of Chartered Accountants in England & Wales at the request of either the Covenantor or the Purchaser;
“Overprovision” means, applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts, the amount by which any contingency, provision or reserve in the Accounts relating to Tax is overstated;
“Purchaser Associate” means:
(a)	the Purchaser;

(b)	the Company; and

(c)	any company or person (other than the Company) that may be treated for the purposes of any Taxation as being at any time after Completion either a member of the same group of companies as the Purchaser or the Company or otherwise associated with the Purchaser or the Company;
“Purchaser’s Relief” means any Relief arising to the Company which is not available on or before the Accounting Date but which arises in respect of an Event occurring after the Accounting Date;
“Refund” means any refund, credit or repayment of Taxation which has arisen or will have arisen, whether before, on or after Completion, in respect of (i) any gross receipts, income, profits or gains earned, accrued or received by the Company on or before the Accounting Date or (ii) any Event occurring on or before the Accounting Date (and, for the avoidance of doubt, a Refund shall include an amount or amounts that are due to be paid by H.M. Revenue & Customs to Borders (UK) Limited in respect of tax that was withheld from interest paid to US resident banks prior to the Accounting Date by Borders (UK) Limited and paid over to HM Revenue & Customs by BGP (UK) Limited on behalf of Borders (UK) Limited (to the extent that Borders (UK) Limited has not already paid amounts to BGP (UK) Limited in respect of such payments by HM Revenue & Customs) in circumstances where Borders (UK)

Limited was contractually obliged to gross up the interest payments to the US resident banks but the US resident banks have assigned their right to be refunded the tax to Borders (UK) Limited);
“Relief” means (without limitation) any relief, loss, allowance, credit, set off, deduction or exemption for any Tax purpose and any right to repayment of Tax and:
(a)	any reference to the use or set off of a Relief shall be construed accordingly and shall include use or set off in part; and

(b)	any reference to the loss of a Relief shall include the absence, non-existence or cancellation of any such Relief, or to such Relief being available only in a reduced amount;
“Saving” means that any Tax Liability or other liability which has resulted in a payment being made or becoming due from the Covenantor under this Deed or in respect of the Tax Warranties has given or will give rise to a repayment, Relief or tax saving for the Company or a Purchaser Associate (or would have given rise to a repayment, Relief or tax saving but for it being set-off against another liability) and that the repayment, Relief or tax saving is attributable to the Liability for Taxation or other liability in question and which would not otherwise have arisen;
“Tax” includes (without limitation) all taxes, duties, levies, imposts, withholdings, social security contributions, deductions or amounts in the nature of taxation, whenever and by whatever authority imposed and whether of the United Kingdom or elsewhere, irrespective of the person against or to whom the same are directly or primarily chargeable, together with all interest, fines, penalties, surcharges, imposed pursuant to any legislation relating thereto other than to the extent attributable to the unreasonable delay or default of the Company or the Purchaser after Completion or the failure of the Purchaser to comply with its obligations under the Agreement or this Deed;
“Tax Authority” means any person, body, authority or institution which seeks to impose, assess, enforce, administer or collect any Tax whether in the United Kingdom or elsewhere;
“Tax Claim” means:
(a)	any claim, notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Tax Authority or person; or

(b)	the preparation or submission of any notice, return, assessment, letter or other document by the Purchaser, the Company, or any other person, from which it appears that the Purchaser could make a claim under this Deed or the Tax Warranties and, for this purpose, the limitations in clauses 3.2 to 3.4 of this Deed shall be disregarded;
“Tax Liability” shall mean not only any liability to make actual payments of Tax but shall also include the loss or reduction in the amount, or the setting off against income, profits or gains earned, accrued or received on or before the Completion Date, or against any Tax liability, of any Purchaser’s Relief where, but for such loss, reduction or setting off, the Company would have had a liability to make a payment of or in respect of Taxation for which the Purchaser would have been able to make a claim under this Deed, in which case the amount of the Tax Liability shall be the amount of Tax saved or relieved by the Company as a result of such set off or use of any Purchaser’s Relief PROVIDED THAT, for the purposes of this Deed, it shall be assumed that other Reliefs are, to the extent allowed by law, set-off or used in priority to any Purchaser’s Relief and if it cannot be determined whether a Purchaser’s

Relief or another Relief is used it shall be assumed that another Relief is used in priority to a Purchaser’s Relief; and
“Tax Warranty” means the Warranties relating to Tax set out in paragraph 20 of schedule 4 of the Agreement.
1.3	Reference to income, profits or gains earned, accrued or received shall include income, profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation relating to Tax.

1.4	References to schedules, clauses are to schedules and clauses of this Deed unless the context otherwise requires.

2.	COVENANTS

2.1	The Covenantor hereby covenants with the Purchaser to pay to the Purchaser an amount equal to:
(a)	any Tax Liability of the Company resulting from or by reference to any income, profits or gains earned, accrued or received on or before the Completion Date or any Event occurring on or before the Completion Date; and

(b)	any Tax Liability of the Company resulting from or by reference to any income, profits or gains earned, accrued or received after the Completion Date as a result of an act, omission or transaction by a person other than the Company and which liability to Tax falls upon the Company as a result of its having been affiliated, connected with, or in the same group for Tax purposes as that person at any time before the Completion Date; and

(c)	(without prejudice to the generality of clause 2.1(a) above), any Tax Liability of the Company that arises as a result of, in consequence of or in connection with the pre-sale reorganisation identified in the “Proposed Strategic Alternative” paper dated 13 June 2007 and referred to in Ernst & Young’s Vendor Due Diligence Report (22 June 2007 draft) (the “Pre Sale Reorganisation”); and

(d)	any Tax Liability of the Company resulting from or by reference to the release or elimination of the principal amount of any debt owed by the Company to Borders Group, Inc or BGI (UK) Limited prior to Completion, or the transfer of the benefit of any such debt to the Company prior to Completion; and

(e)	all reasonable third party costs and expenses which are properly incurred by the Purchaser or the Company in making a successful claim under this Deed.
3.	LIMITATIONS

3.1	The Covenantor shall not be liable under the covenants contained in clause 2 of this Deed for any Tax Liability or other liability to the extent that:
(a)	provision or reserve for the liability is made in the Accounts, or the payment or discharge of the liability is taken into account, or the liability is otherwise taken into account, in the Accounts or to the extent that the liability is specifically referred to in the notes thereto; or

(b)	such liability was discharged (whether by payment or by the use or set-off of any Relief) on or before Completion; or

(c)	such liability arises or is increased or that any provision or reserve which has been made in the Accounts is insufficient by reason only of
(i)	any increase in rates of Tax or variation in the method of applying or calculating the rate of Tax; or

(ii)	any change made or announced in law (including the enactment after the Completion Date of any legislation relating to Tax and the imposition after the Completion Date of any new Tax); or

(iii)	any change in the published practice or procedure of the relevant Tax Authority, in all cases being an increase or change first announced after the Completion Date, whether or not that change purports to be effective retrospectively in whole or in part; or
(d)	such liability would not have arisen but for a change of accounting policy or practice after the Completion Date (except where such change is necessary so as to ensure compliance with generally accepted accounting principles) or in the length of any accounting period of any Purchaser Associate after the Completion Date; or

(e)	such liability would not have arisen or would have been reduced or eliminated but for a voluntary act, transaction, omission or arrangement after Completion of any Purchaser Associate or any officers, agents and employees thereof but excluding any act, transaction or arrangement:
(i)	required by law (except where there is a change in law within the meaning of clause 3.1(c)(ii)); or

(ii)	carried out pursuant to an obligation of the Company entered into prior to Completion; or

(iii)	carried out in the ordinary course of business of the Company as carried on at Completion; or
(f)	such liability arises in respect of any income, profits or gains earned, accrued or received between the Accounting Date and the Completion Date in the ordinary course of business of the Company to which the liability relates, provided this clause 3.1(f) shall not apply to the covenant in clause 2.1(d); or

(g)	the liability arises in respect of any Event occurring between the Accounting Date and the Completion Date in the ordinary course of business of the Company, provided this clause 3.1(g) shall not apply to the covenant in clause 2.1(d); or

(h)	such liability would not have arisen but for some act, transaction, omission or arrangement carried out at the request of, or with the approval of the Purchaser or its authorised representatives prior to Completion excluding the Pre-Sale Reorganisation, provided this clause 3.1(h) shall not apply to the covenant in clause 2.1(d); or

(i)	such liability arises or is increased as a result of any failure by the Purchaser to comply with any of its obligations under the Agreement or this Deed including for the avoidance of doubt the Purchaser’s obligations to procure that the Company carries out any act or does any thing; or

(j)	such liability arises as a result of the sale of an asset or as a result of any other Event (including the expiry of a time period) that causes the crystallisation of a chargeable or other capital gain by any Purchaser Associate, at any time after Completion; or

(k)	any Relief (other than a Purchaser’s Relief) is available, or is for no consideration made available by any Covenantor Associate, to the Company to set against, reduce or eliminate the Tax Liability (and any Relief that is so available in relation to more than one Tax Liability to which this Deed applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Covenantor’s total liability hereunder); or

(l)	such liability has been satisfied at no expense to the Purchaser; or

(m)	such liability would not have arisen or would have been reduced or eliminated but for a disclaimer, surrender, claim or election made or notice or consent given or by virtue of any other thing done after Completion by or on behalf of any Purchaser Associate otherwise than at the request of the Covenantor under the provisions of this Deed or where the making giving or doing of which was taken into account or assumed in computing the provision for Tax (including the provision for deferred Tax) in the Accounts; or

(n)	such liability would not have arisen or would have been reduced or eliminated but for a failure or omission by the Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion the making giving or doing of which was taken into account or assumed in computing the provision for Tax (including the provision for deferred Tax) in the Accounts; or

(o)	such liability comprises interest or penalties arising by virtue of any underpayment of Tax prior to Completion, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Completion of the amount of income, profits or gains to be earned, accrued or received after Completion proving to be incorrect, or but for any other Event or Events occurring after Completion; or

(p)	such liability is covered by insurance of which the Purchaser or the Company is the beneficiary or which would have been covered had the Purchaser maintained in force insurance policies at Completion; or

(q)	such liability would not have arisen but for a cessation, or any change in the nature or conduct, of any trade or business carried on by the Company at Completion, being a cessation or change occurring on or after Completion or the payment of any unusual or abnormal dividend by the Company after Completion; or

(r)	to the extent that any income, profits or gains to which such liability is attributable were earned or received by the Company or accrued to the Company but were not reflected in the Accounts or to the extent that the liability arises because the assets of the Company are greater than, or the liabilities are less than, those taken into account in computing the provision or reserve for Taxation in the Accounts, provided that this clause 3.1(r) shall not apply to the covenant in clause 2.1(d).
3.2	The Covenantor shall have no liability in respect of any claim under this Deed and any such claim shall be wholly barred and unenforceable unless notice of such claim (stating in reasonable detail the specific matters in respect of which the claim is made and so far as is reasonably practicable including an estimate of the amount of the claim) shall have been served upon the Covenantor by the Purchaser by no later than, in the case of a claim relating to the matters referred to in clause 2.1(d) above, 10 February 2014, or, in relation to any other claim under this Deed, 21 September 2010, and in each case in relation to which legal proceedings have been commenced against the Covenantor within the three months of the giving of such notice.

3.3	The Purchaser shall not be entitled to claim or recover more than once under this Deed and/or the Agreement in respect of any liability or liabilities caused by or attributable to the same fact, matter, Event, or circumstance.

3.4	The limitations set out in clause 3.1 shall also operate to limit or reduce the liability of Covenantor in respect of claims for breach of the Tax Warranties.

3.5	The maximum aggregate liability of the Covenantor in respect of all claims under this Deed and the Agreement (with the exception of claims under clause 2.1(d) of this Deed) shall not exceed the amount of £1,000,000.

3.6	The maximum aggregate liability of the Covenantor in respect of all claims under clause 2.1(d) of this Deed shall not exceed the amount of £5,100,000.

3.7	No liability shall attach to the Covenantor in respect of any claim unless the liability of the Covenantor in respect of such claim exceeds £25,000 in which case the Covenantor shall (subject to clause 3.4) be liable for the whole of such amount and not merely the excess.

3.8	No liability shall attach to the Covenantor unless the aggregate amount of all claims for which it would, in the absence of this provision, be liable shall exceed £250,000 and in such event the Covenantor shall be liable for the whole of such amount and not merely the excess.

4.	DUE DATE FOR PAYMENT

4.1	A payment to be made by the Covenantor under this Deed shall be made (i) within 10 Business Days after the date on which written notice setting out the amount due is received by the Covenantor from the Purchaser or the Company; or (ii) if later:
(a)	in the case of an actual payment of Tax, on the date which is 2 Business Days before the last day on which that payment of Tax is due to be made in order to avoid incurring a liability to interest or penalties; and

(b)	in the case of the use or set off of a Purchaser’s Relief, the date which is 2 Business Days before the last day on which the Company would have been due to make an actual payment of Tax, without incurring a liability to interest or penalties, had it not been for the use or set off of the Purchaser’s Relief.
4.2	If any payment due to be made under this Deed is not made on the due date for payment thereof, then, except to the extent that in the case of a payment to the Purchaser where the Covenantor’s liability under clause 2 compensates the Purchaser by virtue of it extending to interest and penalties, the payer shall pay interest on such sum for the period from and including the due date up to the date of actual payment in accordance with this clause. The payer shall pay interest at the annual rate which is the aggregate of 2% per annum and the base rate from time to time of National Westminster Bank Plc. Interest under this clause shall accrue on the basis of the actual number of days elapsed and a 365-day year and shall be compounded monthly.

5.	OVERPROVISIONS AND SAVINGS

5.1	If the Purchaser or any Company discovers that there has been an Overprovision or Saving, the Purchaser shall as soon as reasonably practicable give written notice thereof to the Covenantor such notice to include reasonably sufficient details of such Overprovision or Saving.

5.2	The Covenantor may request that the auditors of the Company for the time being (the “Auditors”) determine in writing whether there has been an Overprovision or Saving, and the Purchaser will use its reasonable endeavours to procure that the Auditors deal expeditiously with a request for a determination as to whether an Overprovision or Saving has arisen or will arise and will procure that the Company provides all assistance, documents and other information as may be reasonably required by the Auditors for that purpose.

5.3	The amount of the Overprovision or Saving less any reasonable third party costs properly incurred by the Company or the Purchaser in obtaining the Overprovision or Saving shall be:
(a)	set off against any payment then due from the Covenantor under this Deed or for breach of any Tax Warranty;

(b)	to the extent there is an excess, a refund shall be made to the Covenantor of any previous payments by the Covenantor under this Deed or for breach of any Tax Warranty (and not previously refunded under this clause 5) up to the amount of the excess;

(c)	to the extent there is an excess, be carried forward and set-off against any future payment or payments that become due from the Covenantor under this Deed or in respect of the Tax Warranties; and

(d)	to the extent that, at a time when there is both no outstanding claim and no further claims which can be made by the Purchaser against the Covenantor under this Deed, there is an excess, it shall forthwith be repaid to the Covenantor.
5.4	If any dispute arises as to whether there is or has been any Overprovision or Saving, such dispute shall be referred for determination to a firm of chartered accountants agreed between the Covenantor and the Purchaser (or failing such agreement to a firm of independent accountants nominated by the President for the time being of the Institute of Chartered Accountants of England and Wales), who shall act as expert and not as arbitrator (the costs of that determination being shared equally by the Covenantor and the Purchaser).

5.5	If it is determined pursuant to clause 5.4 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of clause 5.2 in place of the amount originally determined, and such adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as practicable by the Purchaser or the Covenantor as the case may be.

5.6	The Purchaser shall procure that all reasonable steps are taken within a reasonable time to maximise any Overprovision or Saving. The Purchaser shall procure that any Overprovision or Saving is used in priority to any other Relief, and in the absence of any evidence of the same it shall be deemed to be so used.

6.	RECOVERIES FROM THIRD PARTIES

6.1	If the Purchaser or the Company is or may be entitled to recover from a person (including any Tax Authority) a sum in respect of any matter giving rise to a liability on the part of the Covenantor under this Deed or under the Tax Warranties, then:
(a)	the Purchaser shall procure that full details of the entitlement are given to the Covenantor as soon as reasonably practicable and if so required by the Covenantor shall take (or shall procure that the Company shall take) at the Covenantor’s expense such action as the Covenantor may reasonably request to recover or to procure the recovery of the sum (keeping the Covenantor fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation); and
(b)	the Purchaser shall procure that, as soon as possible (and in any event within 5 Business Days of the date when the sum is recovered benefit is received or saving in question is made) any payment already made by the Covenantor in respect of the claim which gave rise to the entitlement is forthwith repaid to the Covenantor up to the amount of the benefit or saving (less any reasonable costs properly incurred by the Company in obtaining it but including any repayment supplement or interest or equivalent sum); and

(c)	any amount of the sum recovered that is not so paid to the Covenantor shall be carried forward and set off against any future claims under this Deed or under the Tax Warranties.
7.	GROSS UP

7.1	All sums payable under this Deed shall be paid free and clear of all deductions unless the deduction or withholding is required by law, in which event (and other than in respect of interest paid pursuant to clause 4.2) the payer shall pay such additional amount as shall be required to ensure that the net amount received under this Deed will equal the full amount which would have been received had no such deduction or withholding been required to be made.

7.2	If any Tax Authority brings into charge to Tax any sum paid under this Deed (other than in respect of interest paid pursuant to clause 4.2), then the payer shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Deed.

7.3	To the extent that any deduction, withholding or tax in respect of which an additional amount has been paid under clause 7.1 or 7.2 above results in the payee obtaining a Relief (all reasonable endeavours having been used to obtain such Relief) the payee shall pay to the payer, within 10 Business Days of obtaining the benefit of the Relief, an amount equal to the lesser of the value of the Relief obtained and the additional sum paid under paragraph 7.1 or 7.2 above.

7.4	Paragraph 7.1 and 7.2 above shall not apply to the extent that the deduction, withholding or tax would not have arisen but for:
(a)	the payee not being tax resident in the United Kingdom, or having some connection with a territory outside the United Kingdom; or

(b)	an assignment by the payee of any of its rights under this Deed; or

(c)	a change in law after Completion.
8.	COMPLIANCE ISSUES

8.1	The Covenantor or its duly authorised agents shall at the Company’s cost and expense be responsible for, and have the sole conduct of preparing, submitting and agreeing all Tax returns and computations of the Company (including, without limitation, claims and/or surrenders in relation to Group Relief) for all accounting periods of the Company ending on or before Completion and in connection therewith:
(a)	all returns, computations, documents and substantive correspondence relating thereto shall be submitted in draft form by the Covenantor to the Purchaser or its duly authorised agents for comment at least 30 days before the date upon which it is required to be filed with the applicable Taxation Authority without incurring interest and penalties;
(b)	the Purchaser or its duly authorised agents shall comment in writing within 21 Business Days of such submission but if the Covenantor has not received any comments within 21 Business Days, the Purchaser shall be deemed to have approved such draft documents;

(c)	the Covenantor shall take account of all reasonable comments made by the Purchaser or its duly authorised agents;

(d)	the Covenantor shall be provided promptly with any information received by the Purchaser or the Company, or of which the Purchaser or the Company otherwise becomes aware, which may be relevant to such Tax returns and computations, and with such assistance (including assistance from employees of the Purchaser or the Company) and access to such documents and records of, or relating to, the Company, as the Covenantor may reasonably require in connection with such Tax returns and computations; and

(e)	the Purchaser undertakes to procure that the Company shall at the request of the Covenantor sign and submit to the relevant Tax Authority all such notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all such other documents and returns as the Covenantor shall reasonably request to give effect to the foregoing provisions.
8.2	The Purchaser or its duly authorised agents shall be responsible for, and have the conduct of preparing, submitting and agreeing all Tax returns and computations of the Company for the accounting period of the Company commencing before Completion but ending after Completion and shall procure that such returns and computations are, so far as it is reasonable to do so, prepared on a basis that is consistent with the manner in which the returns and computations of the Company were prepared for accounting periods ending prior to Completion and in connection therewith:
(a)	all returns, computations, documents and substantive correspondence relating thereto shall be submitted in draft form by the Purchaser to the Covenantor or its duly authorised agents for comment at least 30 days before the date upon which it is required to be filed with the applicable Taxation Authority without incurring interest and penalties;

(b)	the Covenantor or its duly authorised agents shall comment in writing within 21 Business Days of such submission but if the Purchaser has not received any comments within 21 Business Days, the Covenantor shall be deemed to have approved such draft documents;

(c)	the Purchaser shall incorporate all reasonable comments made by the Covenantor or its duly authorised agents;

(d)	the Purchaser shall procure that all such returns, computations, documents or other correspondence are promptly executed and submitted;

(e)	the Covenantor shall be provided promptly with any information received by the Purchaser or the Company, or of which the Purchaser or the Company otherwise becomes aware, which may be relevant to such Tax returns and computations, and with such assistance (including assistance from employees of the Purchaser or the

Company) and access to such documents and records of, or relating to, the Company, as the Covenantor may reasonably require in connection with such Tax returns and computations;

(f)	the Purchaser undertakes to procure that the Company shall at the request of the Covenantor sign and submit to the relevant Tax Authority all such notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all such other documents and returns as the Covenantor shall reasonably request to give effect to the foregoing provisions;
8.3	Notwithstanding any other provision in this clause 8 and save always as may be required by law, the Purchaser shall not and shall procure that no Purchaser Associate or any of its directors, employees or agents shall, without the prior written consent of the Covenantor (not to be unreasonably withheld or delayed), submit any correspondence or return or send any other document to a Taxation Authority or do any other thing where any Purchaser Associate or any of its directors, employees or agents is aware or could reasonably be expected to be aware that submitting such correspondence or return or sending such document or doing such other thing will or is likely to:
(a)	give rise to, or increase, a claim under this Deed; or

(b)	prejudice or reduce the availability of any Group Relief surrendered or to be surrendered by any Covenantor Associate, without first affording the Covenantor a reasonable opportunity to comment thereon and without taking account of any comments received so far as it is reasonable to do so.
8.4	The Purchaser undertakes that it shall procure that the Company shall prepare and submit the Tax returns and computations of the Company for the accounting period of the Company commencing before Completion but ending after Completion and any subsequent accounting periods of the Company on the basis that the principal amount of any debt owed by the Company to any Covenantor’s Associate which was released prior to Completion shall not be treated as a receipt of the trade carried on by the Company. The Purchaser further undertakes that it shall procure that the Company shall not amend any such Tax returns or computations of the Company on the basis that any amount of such debts is a receipt of the trade carried on by the Company. For the avoidance of doubt, the Covenantor and the Purchaser acknowledge and confirm that they believe that the submission of such Tax returns and computations on the basis that the release of such debts prior to Completion should not be treated as giving rise to a receipt of the Company’s trade is correct to the best of their knowledge. Nothing in this clause 8.4 shall require the Company to submit any Tax return or computation which it reasonably believes is inaccurate or misleading, nor prevent the Company from correcting any Tax return or computation which it reasonably believes is inaccurate or misleading, provided that before doing so the Purchaser shall consult with the Covenantor and shall take account of any reasonable representations it shall make. If, having consulted with the Covenantor and taken account of its reasonable representations, the Purchaser and the Covenantor are unable to agree on the correct basis on which any such Tax return or computation should be submitted or amended, the Company shall only be entitled to submit or amend the Tax return or computation on the basis that the Independent Accountant, jointly instructed by the Purchaser and the Covenantor and acting as an expert and not as arbitrator, considers correct and complete having duly considered the representations of both the Purchaser and the Covenantor.

8.5	For the avoidance of doubt, this clause 8 shall not apply or shall cease to apply to any matter that is or becomes the subject of a Tax Claim and that is therefore governed by clause 9 of this Deed.

9.	CLAIMS

9.1	If the Purchaser or the Company become aware of any Tax Claim, the Purchaser shall give written notice thereof to the Covenantor (including reasonably sufficient details of such Tax Claim, the due date for any payment, the time limits for any appeal, and so far as reasonably practicable an estimate of the amount of the claim) as soon as reasonably practicable (and in any event not later than 15 Business Days prior to any deadline for appeal).

9.2	If the Covenantor so directs in writing, the conduct of a Tax Claim shall be delegated to the Covenantor upon such terms as may be agreed from time to time between the Purchaser and the Covenantor PROVIDED THAT, unless the Purchaser and the Covenantor specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:
(a)	all written communications pertaining to the Dispute which are transmitted to or by the relevant Taxation Authority shall be copied to the Purchaser;

(b)	the Purchaser shall procure that the Company gives to such person or persons as may for the time being be nominated by the Covenantor authority to conduct the Dispute and confirms such authority to any relevant Taxation Authority;

(c)	the Purchaser shall and shall procure that the Company and its agents, officers or employees shall give (without charge) the Covenantor or its agents all such assistance as may reasonably be required to conduct the Dispute, including (without limitation) providing access to the personnel, books, accounts and records of the Company, providing copies of relevant documentation and requiring personnel to provide statements and proofs of evidence and to attend at any trial or hearing to give evidence or otherwise.
9.3	Where conduct of a Dispute is not delegated to the Covenantor pursuant to sub-clause 9.2 above, the Purchaser shall take such action and procure that the Company shall take such action as the Covenantor may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Tax Claim.

9.4	The Covenantor shall reimburse to the Purchaser and the Company their reasonable costs and expenses properly incurred in connection with any such action as is referred to in clauses 9.2 or 9.3 above.

9.5	If the Covenantor does not request that conduct of a Tax Claim be delegated to the Covenantor in accordance with sub-clause 9.2 and does not request that the Purchaser or the Company take any action under sub-clause 9.3 of this Deed within a period of time that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim or if the Covenantor notifies the Purchaser or the Company to the effect that it no longer wishes to pursue the Dispute, the Purchaser shall have the conduct of a Tax Claim and shall be free to reach a reasonable settlement or compromise PROVIDED THAT the Covenantor shall promptly be sent a copy of all correspondence and documentation relating to the Tax Claim.

9.6	The Purchaser and the Company shall procure that no Tax Claim is settled or otherwise compromised without the prior written consent of the Covenantor, such consent not to be unreasonably withheld or delayed, and, subject to clause 8.4 and 9.2 of this Deed, the Purchaser shall not, and shall procure that the Company shall not, without first affording the Covenantor a reasonable opportunity to comment and without first taking account of such comments so far as it is reasonable to do so, submit any correspondence or return or send any other document to any Tax Authority where the Purchaser or the Company is aware or could reasonably be expected to be aware that the effect of submitting such correspondence or return or sending such document would or could:
(a)	put such Tax Authority on notice of any matter which could give rise to, or could increase, a claim under this Deed or for breach of any Tax Warranty; or

(b)	prejudice or reduce the availability of any Group Relief surrendered or to be surrendered by any Covenantor Associate.
10.	GROUP RELIEF

10.1	Notwithstanding the generality of this clause 10, if the Covenantor shall become liable to make any payment under clause 2 of this Deed or in respect of the Tax Warranties, the Covenantor may at its option surrender or procure the surrender, (without payment) to the Company of Group Relief or make or procure a Group Reallocation or make or procure a payment of an amount not exceeding the “available compensating adjustment” determined in accordance with paragraph 7A(3) of Schedule 28AA to the Taxes Act. To the extent that the Tax Liability giving rise to the liability under clause 2 of this Deed is reduced or eliminated thereby or to the extent that a payment is made, there shall be a corresponding reduction or elimination of the Covenantor’s liability under clause 2 of this Deed. The Purchaser shall procure that the Company shall promptly (and in any event within any applicable statutory time limit) take such steps as may reasonably be required by the Covenantor to facilitate or permit such a surrender of Group Relief, Group Reallocation or payment.

10.2	Subject to the following provisions of this clause 10 and without prejudice to the generality of clause 8 the Purchaser shall procure that the Company shall, in respect of any time or period falling prior to Completion (which for the purposes of this clause 10 shall include for the avoidance of doubt any overlapping period pursuant to section 403A of the Taxes Act), make or give any claim, election, surrender, notice or consent (whether unconditional or conditional, whether or not forming part of any other return or tax document, whether provisional or final, and including amendment to or withdrawal of any earlier claim, election, surrender, notice or consent) as the Covenantor shall direct in connection with any surrender of Group Relief by or to any Covenantor Associate to or by (as the case may be) the Company.

10.3	Where the Company enters into any Group Relief arrangement (an “Arrangement”) pursuant to sub-clause 10.2 and makes a saving of Taxation or otherwise receives a Taxation benefit or Relief that would not have arisen but for the Arrangement in question then, other than to the extent that such saving, benefit or Relief was treated as an asset or was assumed in computing the Accounts, the Covenantor may require the Company to make a payment to the relevant Covenantor Associate in relation to the Arrangement up to a maximum amount as leaves the Company in the same net after-Tax position as if the Arrangement had not been entered into. The Covenantor shall specify the due date for the making of any such payment by the Company PROVIDED THAT the specified due date must not be such as to leave the Company in a cashflow position that is worse than if the Arrangement in question had not been entered into.

10.4	Where the Company enters into any Arrangement pursuant to sub-clause 10.2 and has a Taxation liability that would not have arisen but for the Arrangement in question (or a Relief that would have been available to the Company but for the Arrangement in question ceases to be available or is reduced) then, other than to the extent that such Taxation liability or the unavailability or reduction in the Relief was assumed in computing the Accounts, the Covenantor shall make or shall procure that the relevant Covenantor Associate makes a payment to the Company in relation to the Arrangement of a minimum amount as leaves the Company in the same net after-Tax position as if the Arrangement had not been entered into. The Covenantor shall specify the due date for the making of any such payment to the

Company PROVIDED THAT the specified due date must not be such as to leave the Company in a cashflow position that is worse than if the Arrangement in question had not been entered into.
10.5	Clause 5 shall not apply to any Taxation refund to the extent that a payment is made under this clause 10 to any Covenantor Associate that is attributable to that Taxation refund.

11.	TRANSFER PRICING

11.1	If:
(a)	any Taxation Authority determines that the provisions of Schedule 28AA of the Taxes Act (“Schedule 28AA”) apply to any transaction or series of transactions between the Company and a Covenantor Associate; and

(b)	paragraph 6(1) of Schedule 28AA would apply to the relevant transaction or series of transactions; and

(c)	the Company would be the “disadvantaged person” as defined in paragraph 6(1)(b) of Schedule 28AA in relation to such transaction or series of transactions, then the Purchaser shall procure that the Company pays to the Covenantor (on behalf of the relevant Covenantor Associate) by way of balancing payment an amount determined in accordance with clause 11.2 below on the date determined in accordance with clause 11.2 below.
11.2	The amount payable to the Covenantor shall be an amount equal to any repayment of Tax or reduction in the Company’s Tax Liability, and the time for payment under this clause 11.2 shall be the date the Purchaser Associate receives the benefit of such repayment or reduction.

11.3	Where any amount has been determined in accordance with clause 11.2 above, the Covenantor or the Purchaser may request the Auditors (at the expense of the party making the request) to review such determination in the light of all relevant circumstances including facts which have become known only since such determination and to determine whether such determination remains correct and whether the amount that was the subject of such determination should be amended. If the Auditors shall determine that the amount should be amended, an adjusting payment shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.

12.	COUNTER COVENANT

12.1	The Purchaser hereby covenants with the Covenantor to pay to the Covenantor an amount equal to:
(a)	any Tax Liability for which the Company is liable but for which the Covenantor becomes liable as a result of the failure by the Company to discharge it; and

(b)	all reasonable costs and expenses incurred by the Covenantor in connection with any Tax Liability in respect of which the Covenantor can bring a claim under this clause 12.1.
12.2	The provisions of clause 4 (Due Date for Payment), clause 7 (Gross Up) and clause 9 (Claims) shall apply to this clause as if the same were set out herein but replacing references to the Covenantor with the Purchaser (and vice versa) and making any other necessary modifications.

12.3	The covenants contained in clause 12.1 shall not apply to a Tax Liability to the extent that the Covenantor is liable to make or has made a payment in respect of that Tax Liability under clause 2.1 of this Deed.

12.4	Any payment made by the Purchaser to the Covenantor under this clause 12 shall be applied to discharge the Tax Liability giving rise to the claim under this clause 12. The Covenantor shall not enforce any statutory right of recovery against the Purchaser in respect of a Tax Liability to the extent that it has already made a recovery in respect of that liability under this clause 12 and the Covenantor shall not be entitled to make a claim under this clause 12 in respect of a Tax Liability to the extent that it has already made a recovery in respect of that liability under any statutory right or otherwise.

13.	REFUNDS

13.1	The Purchaser shall promptly notify the Covenantor of any Refund to which the Company is or becomes entitled or receives where or to the extent that such Refund was not recognised in the Accounts as an asset and does not arise from the use of a Purchaser’s Relief and is not a payment or Relief to which clause 5 applies.

13.2	Any Refund actually obtained before, on or after Completion, whether by repayment or set off (and less any reasonable third party costs properly incurred in obtaining it but including any repayment supplement or interest or equivalent sum) shall be:
(a)	set off against any payment then due from the Covenantor under this Deed or for breach of any Tax Warranty;

(b)	to the extent there is an excess, it shall forthwith be repaid to the Covenantor.
14.	THIRD PARTY RIGHTS

Nothing in this Deed is intended to confer on any person any right to enforce any term of this Deed which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.
15.	GENERAL

15.1	Any payment made by the Covenantor under this Deed shall (so far as possible) be by way of reduction in, and repayment of, the consideration for the Shares or the Irish Shares (as appropriate) under the Agreement. Any payment made by the Purchaser under this Deed shall (so far as possible) be by way of an increase in the consideration for the Shares or the Irish Shares (as appropriate) under the Agreement.

15.2	The provisions of the following clauses of the Agreement shall have effect as if incorporated into this Deed mutatis mutandis with references to this Agreement being replaced with references to this Deed and with any other necessary modifications:

clause 1 (Interpretation), clause 11 (Counterparts), clause 13 (Variation, Waiver and Consent), clause 16 (Notices), clause 17 (Costs), clause 21 (Assignment) and clause 23 (Governing Law and Submission to Jurisdiction).

15.3	For the purposes of determining whether a Tax Liability or a Relief relates to a pre or post Completion period, an accounting period of the Company shall be deemed to have ended on Completion.
IN WITNESS whereof the parties hereto have duly executed and delivered this Deed on the day and year first before written.

SCHEDULE 1
The Companies

Name	Registered/Company Number	Registered Office
Borders (UK) Limited	01580771	120 Charing Cross Road,
		London WC2H 0JR
		United Kingdom

Borders Books Ireland Limited	404624	70 Sir John Rogerson’s Quay,
		Dublin 2
Signatures to this Deed begin on the next page.

EXECUTED as a DEED by	)	/s/ Edward W. Wilhelm
BGI (UK) LIMITED	)
acting by two directors or a director and the	)
company secretary	)	/s/ George L. Jones

EXECUTED as a DEED by	)
BOOKSHOP ACQUISITIONS LIMITED	)	/s/ Luke Johnson
acting by two directors or a director and the	)
company secretary	)	/s/ Mark Farrer - Brown